Exhibit 99.4

NEWS RELEASE

One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.geogroup.com

CR-12-11

THE GEO GROUP PROVIDES AN UPDATE ON A POTENTIAL REIT CONVERSION

Boca Raton, Fla. – August 8, 2012 — The GEO Group, Inc. (NYSE:GEO) (“GEO”) provided an update today on its ongoing evaluation of a potential conversion into a real estate investment trust (“REIT”) during its second quarter 2012 earnings conference call.

GEO has engaged the law firm of Skadden Arps as its legal advisors and Bank of America Merrill Lynch and Barclays Capital as its financial co-advisors to assist with the comprehensive review. In the middle of July 2012, GEO submitted a request to the United States Internal Revenue Service for a private letter ruling in order to better inform GEO’s board of directors regarding the potential advantages and disadvantages of a REIT conversion and to determine whether GEO would qualify to convert to a REIT.

Once GEO and its advisors complete the comprehensive analysis being performed regarding a potential REIT conversion, GEO’s board of directors will be adequately informed and in a position to determine whether to move forward with a REIT conversion. If GEO’s board of directors concludes that it is in the best interest of GEO to proceed with the REIT conversion, GEO would seek to complete the conversion by the earliest conversion date which is January 2013; however, due to the short timeframe, the REIT conversion could be delayed until the next available conversion date which is January 2014. A conversion by GEO into a REIT would require the approval of GEO’s shareholders.

The GEO Group, Inc. is the world’s leading diversified provider of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and the United Kingdom. GEO’s worldwide operations include 20,000 employees, 109 correctional, detention and residential treatment facilities, including projects under development, and 75,000 owned and/or managed beds.

This press release contains forward-looking statements regarding future events and future performance of GEO that involve risks and uncertainties that could materially affect actual results, including statements regarding the possibility and timing of a REIT conversion. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) GEO’s analysis of the advantages and disadvantages of a REIT conversion; (2) the results of GEO’s private letter ruling request to the IRS; (3) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (4) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (5) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (6) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (7) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (8) GEO’s ability to obtain future financing on acceptable terms; (9) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (10) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

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Contact:	Pablo E. Paez	1-866-301-4436
Vice President, Corporate Relations